Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2001	2000	1999	1998

Income before gain on sale of communities and extraordinary item	$20,368	$121,196	$182,499	$166,797	$122,127	$95,636
(Plus) Minority interest in consolidated partnerships	598	2,570	597	1,908	1,975	1,770
(Less) Impairment loss on planned dispositions	—	6,800	—	—	—	—

Earnings before fixed charges	$20,966	$130,566	$183,096	$168,705	$124,102	$97,406

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$113	$527	$472	$461	$526	$293
Interest expense	34,369	121,380	103,189	83,582	74,689	54,642
Interest capitalized	6,206	29,937	27,635	18,328	21,888	14,724
Preferred dividend	3,688	17,896	32,497	39,779	39,779	28,132

Total fixed charges (1)	$44,376	$169,740	$163,793	$142,150	$136,882	$97,791

(Less):
Interest capitalized	6,206	29,937	27,635	18,328	21,888	14,724
Preferred dividend	3,688	17,896	32,497	39,779	39,779	28,132

Earnings (2)	$55,448	$252,473	$286,757	$252,748	$199,317	$152,341

Ratio (2 divided by 1)	1.25	1.49	1.75	1.78	1.46	1.56

Exhibit 12.1 (continued)

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2001	2000	1999	1998

Income before gain on sale of communities and extraordinary item	$20,368	$121,196	$182,499	$166,797	$122,127	$95,636
(Plus) Minority interest in consolidated partnerships	598	2,570	597	1,908	1,975	1,770
(Less) Impairment loss on planned dispositions	—	6,800	—	—	—	—

Earnings before fixed charges	$20,966	$130,566	$183,096	$168,705	$124,102	$97,406

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$113	$527	$472	$461	$526	$293
Interest expense	34,369	121,380	103,189	83,582	74,689	54,642
Interest capitalized	6,206	29,937	27,635	18,328	21,888	14,724

Total fixed charges (1)	$40,688	$151,844	$131,296	$102,371	$97,103	$69,659

(Less):
Interest capitalized	6,206	29,937	27,635	18,328	21,888	14,724

Earnings (2)	$55,448	$252,473	$286,757	$252,748	$199,317	$152,341

Ratio (2 divided by 1)	1.36	1.66	2.18	2.47	2.05	2.19